EXHIBIT 10.20

January 29, 2009

PERSONAL AND CONFIDENTIAL

Stephen J. Luczo

GID 1226

Dear Steve:

On behalf of Seagate’s Board of Directors, it is my pleasure to confirm your terms of employment as Seagate’s Chairman, President and Chief Executive Officer (CEO), which position you assumed effective January 12, 2009. In this position you will be employed by Seagate Technology (US) Holdings, Inc. (the “Company”).

Your confirmation and acceptance of these terms represents the sole agreement between you and the Company regarding the terms of your employment at Seagate. No prior promises, representations or understanding relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. More specifically, effective as of the start of business on January 12, 2009 when you resumed employment with the Company as Chairman, President and CEO (the “Commencement Time”), the Company and you agreed that (i) that certain Agreement between yourself and Seagate Technology dated October 26, 2006 (copy attached) would terminate and no longer be of any force or effect, and; (ii) that you will be compensated for your continued services as Chairman of the Board of Directors of Seagate Technology via the compensation received for your employment as Chairman, President and CEO and as described below—i.e., you will no longer receive cash or additional equity compensation for Board service.

The key elements of your compensation and benefits are as follows:

Base Pay:

A salary of $1,000,000, if annualized, payable bi-weekly and subject to applicable withholdings. As with all other named executive officers, this salary will be temporarily reduced by 25% to $750,000, if annualized, until business conditions improve.

Stock Awards:

The unvested equity granted during prior board service will continue to vest per the terms of the grant agreement as long as you remain in continuous service as an employee or board member of the Company.

Three million five hundred thousand, 3,500,000 stock options and one hundred fifty thousand, 150,000 performance shares bonus (restricted shares) will be reserved for you.

Vesting Schedule:

Stock Options: One fourth of the shares vest upon completion of one year of continuous service from your date of hire. 1/48th of the shares vest each month of service thereafter over the next three years. Therefore, your award will be fully vested after the completion of four years of service with Seagate. You may purchase the shares subject to the vested portion of your award by exercising your award while the award remains outstanding.

Performance Share Bonus: Vesting not earlier than 25% annually. Please refer to the grant agreement for further details.

Vesting Commencement Date: Vesting for your award will commence on your date of hire (i.e., January 12, 2009).

Expiration Date: Your award will expire no later than seven years from its grant date. Your award will generally expire at an earlier date in the event that your service with Seagate ends prior to the end of this seven-year period. Once your stock option award expires, it may no longer be exercised in order to purchase vested shares.

Grant Price: The grant price of your stock option will be the average of the high and low trading prices on the NASDAQ on the grant date.

Grant Date: January 30, 2009. An email will be sent to you on the grant date providing you with the award price. You will receive your award agreement within an administratively reasonable period of time after the grant date. If there are any inconsistencies between this summary and your award agreement, the terms of the award agreement will govern and be binding on both you and Seagate.

Additional information regarding the Company’s stock award plan can be found on the Internet at the following address: http://eq.seagate.com.

Executive Performance Bonus Plan:

You will be eligible to participate in the Seagate Executive Bonus Plan, which has a target value of 150% of your base salary. Your bonus award may vary based on company earnings and an evaluation of your performance at the end of the fiscal year. The bonus payment, which could be in cash or equity at fair market value, is at the sole discretion of the Seagate Board of Directors and the Board’s Compensation Committee.

Executive Perquisite Allowance

The Perquisite Allowance is a cash payment provided by Seagate to match competitive practices at market peer group companies which may provide executive employees with cash allowances or with paid services or products such as cars, drivers, gas, car service, parking, personal travel, and club memberships. The Seagate Executive Perquisite Allowance is provided on each paycheck and is not included with salary for calculation of benefits or variable pay amounts. Executives receiving the allowance may also claim reimbursement for business expenses in the same manner as other employees as the allowance is intended to cover only personal (not business) expenses.

The current annual amount of the perquisite allowance for senior vice presidents and above in the U.S. is $24,024.

Deferred Compensation:

You will be eligible to participate in Seagate’s Deferred Compensation Plan that will allow you to set aside a percentage of your base pay and bonus on a pre-tax basis starting at the next enrollment period. This program is in addition to any 401(k) contributions you may make during the year.

Benefits:

A comprehensive benefits package for you.

Severance Benefits

Your employment with the Company is “at-will” and terminable by either yourself or the Company at any time, with or without notice or cause. However, subject to the terms set forth in the accompanying Seagate Executive Officer Severance and Change in Control (CIC) Plan (“the Plan”), you may be eligible for receipt of severance benefits allowance if your employment is terminated involuntarily by the Company without Cause, as defined in the Plan. A copy of the Plan is attached for your reference.

Please signify your formal acceptance of the terms set forth in this letter by signing and returning it to me at the earliest possible date.

Sincerely,

SEAGATE TECHNOLOGY

Karen Hanlon
SVP, Worldwide Human Resources

I agree to the terms set forth above.

Stephen J. Luczo	Date

cc:	Kenneth Massaroni, General Counsel and Corporate Secretary

Attachments:

Copy of this Confirmation Letter to be signed and returned*

Seagate Executive Officer Severance and Change in Control (CIC) Plan

Agreement between Stephen J. Luczo and Seagate Technology dated October 26, 2006

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